Exhibit 15

May 2, 2014

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Filing of the March 31, 2014 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated May 2, 2014, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three-month periods ended March 31, 2014 and 2013, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2014, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-174331), Form S-3 (No. 333-172568), Form S-3 (No. 333-171339), and Form S-3 (No. 333-194923).

Yours very truly,

/s/ Crowe Horwath LLP